Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE	CONTACT:	John E. Peck
President and CEO
(270) 887-2999

HOPFED BANCORP REPORTS THIRD QUARTER RESULTS

HOPKINSVILLE, Ky. (October 30, 2006) – HopFed Bancorp, Inc. (NASDAQ: HFBC) (the “Company”) today reported results for the third quarter and the nine-month period ended September 30, 2006. Net income for the third quarter ended September 30, 2006, was $1,012,000, or $0.28 per share basic and $0.27 per share diluted, compared with net income of $1,021,000, or $0.28 per share basic and diluted for the third quarter in 2005. Net income for the nine months ended September 30, 2006, was $3,062,000, or $0.84 per share basic and $0.83 diluted, compared with net income of $3,079,000, or $0.85 per share basic and $0.84 per share diluted, for the nine months ended September 30, 2005.

Commenting on the third quarter results, John E. Peck, president and chief executive officer, said, “The Company’s most significant accomplishment in the third quarter was the successful integration of four retail offices acquired in Cheatham and Houston Counties in middle Tennessee on June 29, 2006. These offices provide the Company with a solid foundation to expand further into the Nashville, Tennessee metropolitan statistical area.

Commenting further, Mr. Peck stated, “The Company’s year to date net income is relatively unchanged over the previous year, which was significantly influenced by gains on the sale of investments experienced in April of 2005. The Company continues to see an improvement in non-interest income from service charges on loans and deposits. The Company continues to experience challenges in gathering deposits to meet commercial loan demand, which remains strong. As a result, interest rate margins remain under pressure. The Company is utilizing numerous sources to fund loan demand, including Federal Home Loan Bank advances, brokered deposits, and public funds. The Company continues to expand its network of retail offices and ATM to take advantage of current and future growth opportunities and to enhance its ability to growth demand deposit accounts.

“In addition, at September 30, 2006, total assets increased to $759.1 million compared with $639.6 million at December 31, 2005, deposits increased to $552.4 million compared with $482.7 million at December 31, 2005, while net loans increased to $487.6 million compared with $397.3 million at December 31, 2005.”

HopFed Bancorp, Inc. is a holding company for Heritage Bank headquartered in Hopkinsville, Kentucky. The Bank has fourteen offices in western Kentucky and middle Tennessee, Fall & Fall Insurance of Fulton, Kentucky, Heritage Solutions of Murray, Kentucky, and Heritage Mortgage Services of Clarksville, Tennessee. The Bank offers a broad line of banking and financial products and services with the personalized focus of a community banking organization. More information about HopFed Bancorp and Heritage Bank may be found on its website www.bankwithheritage.com.

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4155 Lafayette Road, Hopkinsville, KY 42240

HFBC Reports Third Quarter Results

October 30, 2006

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission.

HOPFED BANCORP, INC.

Selected Financial Data

(Dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Earnings Summary
Interest income on loans	$8,712	$5,634	$22,762	$15,823
Interest income on taxable investments	2,106	1,772	5,870	4,957
Interest income on non taxable investments	127	147	401	517
Interest income on time deposits	30	63	103	80

Total interest income	10,975	7,616	29,136	21,377

Interest expense on deposits	4,465	3,157	11,845	8,425
Interest on subordinated debentures	194	174	542	507
Interest on repurchase agreements	236	—	357	—
Interest on borrowed funds	1,420	686	3,631	2,067

Total interest expense	6,315	4,017	16,375	10,999

Net interest income	4,660	3,599	12,761	10,378
Provision for loan losses	312	300	729	900

Net interest income after provision for loan losses	4,348	3,299	12,032	9,478

Non-interest income:
Gain on sale of investments	—	16	42	379
Gain on sale of loans	47	45	110	110
Service charges	1,052	498	2,326	1,594
Income from financial services	189	121	442	419
Income from Bank owned life insurance	70	62	200	196
Other	345	228	891	551

Total non-interest income	1,703	970	4,011	3,249

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HFBC Reports Third Quarter Results

October 30, 2006

HOPFED BANCORP, INC.

Selected Financial Data

(Dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Non-interest expense:
Salaries and benefits	2,346	1,491	5,868	4,371
Intangible amortization	240	94	430	284
Occupancy expense	476	236	1,135	720
Data processing	455	302	1,112	821
State deposit taxes	116	125	346	354
Advertising expense	214	151	555	490
Professional services expense	375	181	1,109	507
Other operating expenses	399	218	1,122	771

Total non-interest expense	4,621	2,798	11,677	8,318

Net income before income taxes	1,430	1,471	4,366	4,409
Federal income tax expense	418	450	1,304	1,330

Net income	1,012	1,021	3,062	3,079

Earnings per share - basic	$0.28	$0.28	$0.84	$0.85

Earnings per share - diluted	$0.27	$0.28	$0.83	$0.84

Dividend per share	$0.12	$0.12	$0.36	$0.36

Weighted average shares outstanding - Basic	3,660,109	3,647,917	3,653,310	3,642,667

Weighted average shares outstanding - Diluted	3,685,601	3,672,394	3,678,731	3,668,724

	As of
	September 30, 2006	December 31, 2005
Total assets	$759,072	$639,589
Loans, receivable, gross	491,950	401,314
Securities available for sale	174,742	172,890
Required investment in FHLB stock	3,585	3,211
Securities held to maturity	18,066	18,183
Allowance for loan losses	4,349	4,004
Total deposits	552,393	482,728
Total borrowings	125,527	103,482
Stockholder’s equity	52,207	49,842
Book value	$14.26	$13.66
Allowance for loan loss/Gross loans	0.88%	1.00%
Non performing assets/Total assets	0.15%	0.19%
Non accrual or 90 days past due/Total loans	0.16%	0.25%

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